Exhibit 5.1

902 Broadway	212.430.2600
Suite 14	Fenwick.com
New York, NY 10010-6035
March 15, 2022
Nextdoor Holdings, Inc.
420 Taylor Street,
San Francisco, CA 94012
Ladies and Gentlemen:
At your request, we have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed by Nextdoor Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 15, 2022 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 232,826,486 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) for resale from time to time by the selling stockholders as described in the Registration Statement (the “Selling Stockholders”) consisting of (a) up to 27,000,000 shares of Class A common stock (the “PIPE Shares”) issued in connection with a private placement described in more detail in the Registration Statement; (b) up to 200,286,400 shares of Class A common stock, that were registered pursuant to an amended and restated registration rights agreement as described in the Registration Statement (the “RRA Shares”); (c) up to 459,321 shares of Class A common stock issuable upon conversion of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), but excluding any shares underlying unexercised Equity Awards (as defined below) (the “Nextdoor Shares”) and (d) up to 5,080,765 shares of Class A common stock issuable upon the conversion of shares of Class B common stock, reserved for issuance pursuant to certain equity awards as described in more detail in the Registration Statement (the “Equity Awards”).
In connection with our opinion expressed below, we have also examined originals or copies of the prospectus prepared in connection with the Registration Statement (the “Prospectus”), the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Restated Bylaws (the “Bylaws”), the Agreement and Plan of Merger, dated as of July 6, 2021, as amended on September 30, 2021, by and among Khosla Ventures Acquisition Co. II, Lorelei Merger Sub Inc. and Nextdoor, Inc., the Equity Awards, certain corporate proceedings of the Company’s board of directors and stockholders of the company relating to the Registration Statement, the Certificate of Incorporation and the Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate issued by the Delaware Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Class A common stock that are not currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the shares of Class A common stock to be sold by the Selling Stockholders pursuant to the Registration Statement and the Prospectus.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.
We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

In connection with our opinions expressed in paragraphs below, we have assumed that, at or prior to the time of the delivery of any shares of Class A common stock, the Registration Statement will have been declared effective under the Securities Act that the registration will apply to the offer and sale of such shares of Class A common stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Class A common stock.
Based upon the foregoing, we are of the opinion that,
1.The PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.
2.The RRA Shares have been duly authorized and are validly issued, fully paid and non-assessable.
3.The Nextdoor Shares have been duly authorized and, when issued and delivered upon conversion of the applicable shares of Class A common stock in the manner prescribed by the Certificate of Incorporation and related documents, will be validly issued, fully paid and non-assessable.
4.The shares issuable upon the conversion of the Equity Awards have been duly authorized and, when issued and delivered upon exercise of the applicable Equity Awards in the manner and for the consideration prescribed in the applicable Equity Awards, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with sale of the securities to be sold by the Selling Stockholders pursuant to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours

/s/ Fenwick & West LLP

Fenwick & West LLP